SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation having a place of business located at 56 Prospect Street, Hartford, Connecticut (the "Advisor").

                                    RECITALS

         The Trust and Advisor entered into an Investment Advisory Agreement dated January 1, 1993, as amended by an instrument dated January 23, 1996, (collectively, the "Agreement"), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust. Section 2 of the Agreement contemplated that the Advisor would render such investment advisory services to Additional Series of the Trust. The Trust now wishes to subject those Additional Series described in Schedule A-2 attached hereto and made a part hereof to the terms and conditions set forth in the Agreement.

         At a meeting held on November 13, 2001, the Trustees of the Trust, including the independent trustees, unanimously approved an Agreement and Plan of Reorganization that would effect the reorganization of the Phoenix-Oakhurst Balanced Series (formerly known as the "Balanced Series") into the Phoenix-Oakhurst Strategic Allocation Series (formerly known as the "Total Return Series"), another series of Trust. At a Special Meeting of Shareholders held on March 18, 2002, the requisite majority of the affected owners of a variable annuity or variable life insurance contract issued by Phoenix Life Insurance Company, or its affiliated insurance companies, approved the Agreement and Plan of Reorganization. Accordingly, on April 5, 2002, all or substantially all of the assets of the Phoenix-Oakhurst Balanced Series were transferred to the Phoenix-Oakhurst Strategic Allocation Series in exchange solely for shares of beneficial interest in the Phoenix-Oakhurst Strategic Allocation Series and the assumption by the Phoenix-Oakhurst Strategic Allocation Series of all known liabilities of the Phoenix-Oakhurst Balanced Series. The Trust now wishes to delete all references to the Phoenix-Oakhurst Balanced Series as being subject to the Agreement.

         At a meeting held on November 13, 2001, the Trustees of the Trust, including the independent trustees, unanimously approved an Agreement and Plan of Reorganization that would effect the reorganization of the Phoenix-Engemann Nifty Fifty Series into the Phoenix-Engemann Capital Growth Series (formerly known as the "Phoenix-Goodwin Growth Series"), another series of Trust. At a Special Meeting of Shareholders held on March 18, 2002, the requisite majority of the affected owners of a variable annuity or variable life insurance contract issued by Phoenix Life Insurance Company, or its affiliated insurance companies, approved the Agreement and Plan of Reorganization. Accordingly, on April 5, 2002, all or substantially all of the assets of the Phoenix-Engemann Nifty Fifty Series were transferred to the Phoenix-Engemann Capital Growth Series in exchange solely for shares of beneficial interest in the Phoenix-Engemann Capital Growth Series and the assumption by the Phoenix-Engemann Capital Growth Series of all known liabilities of the Phoenix-Engemann Nifty Fifty Series. The Trust now wishes to delete all references to the Phoenix-Engemann Nifty Fifty Series as being subject to the Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1. Paragraph 8(a) to the Agreement is hereby amended so as to reflect the inclusion of the Additional Series, as more particularly described in Schedule A-2, and that the Advisor shall be compensated for its services in connection with each Additional Series in accordance with the rates set forth in said Schedule. Notwithstanding anything possibly to the contrary within paragraph 12 of the Agreement, the Agreement, as amended hereby, shall be and remain in effect with respect to the Additional Series until the earlier of (a) the date of termination pursuant to paragraph 14 of the Agreement or (b) November 30, 2003, and shall continue in full force and effect thereafter so long as (x) such continuation with respect to each Additional Series is approved at least annually thereafter by either the Trustees or by a "vote of the majority of the outstanding voting securities" of each such Additional Series and (y) the terms of renewal of the Agreement with respect to any such Additional Series have been approved by a vote of the majority of the Trustees who are not parties to the Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on any such approval.

2. Paragraph 8(a) to the Agreement is further amended so as to reflect the deletion of any reference to Phoenix-Oakhurst Balanced Series (formerly known as the "Balanced Series"), effective as of April 5, 2002.

3. Paragraph 8(a) to the Agreement is further amended so as to reflect the deletion of any reference to Phoenix-Engemann Nifty Fifty Series, effective as of April 5, 2002.

4. Except as herein above and herein before modified, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended. All terms or phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly elected officers as of this the 9th day of August, 2002.

                                    THE PHOENIX EDGE SERIES FUND


                                    By: /s/ Simon Y. Tan
                                    -----------------------------------------
                                    Name: Simon Y. Tan Title: President

                                    PHOENIX INVESTMENT COUNSEL, INC.


                                    By: /s/ Michael E. Haylon
                                    --------------------------------
                                    Name: Michael E. Haylon Title: President


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                                  SCHEDULE A-2

Series                                                   Investment Advisory Fee
------                                                   -----------------------
Phoenix-Kayne Large-Cap Core Series                               0.70%
Phoenix-Kayne Small-Cap Quality Value Series                      0.90%